Exhibit 10.10

EXECUTION VERSION

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into as of June 1, 2011 (the “Effective Date”) by and between ScanTech/IBS IP Holding Company, LLC, a Delaware limited liability company (“Licensor”), and ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (“Licensee”).

BACKGROUND

A.          Licensor is a wholly-owned subsidiary of ScanTech Holdings, LLC, a Georgia limited liability company (“ScanTech Holdings”).

B.          Licensee, ScanTech Holdings and its majority-owned subsidiary, Identification Beam Systems, LLC, a Virginia limited liability company (“IBS”), are parties to that certain Investment Agreement dated June 1, 2011 (the “Investment Agreement”), with SIBS Investor, LLC, a Delaware limited liability company (“Investor”), pursuant to which Investor has agreed to purchase, and Licensee has agreed to issue and sell, Series A Units and Series B Units, in such amounts, on such dates and otherwise on the terms and subject to the conditions set forth in the Investment Agreement.

C.          In connection with the transactions contemplated by the Investment Agreement, Licensee and IBS have entered into that certain Contribution and Assumption Agreement, dated as of June 1, 2011, pursuant to which IBS contributed substantially all of its assets and certain liabilities to Licensee, and Licensee issued Series A Units, Series B Units and two series of fixed contingent payment obligations to IBS.

D.          In connection with the transactions contemplated by the Investment Agreement, Licensee and ScanTech Holdings have entered into that certain Asset Purchase Agreement, dated as of June 1, 2011, pursuant to which ScanTech Holdings sold certain assets, tangible and intangible, to Licensee.

E.          In connection with the transactions contemplated by the Investment Agreement, ScanTech Holdings and Licensor have entered into that certain Asset Transfer Agreement, dated as of June 1, 2011, pursuant to which ScanTech Holdings transferred to Licensor certain intellectual property rights and technology assets, and in exchange therefor Licensor issued membership units to ScanTech Holdings (the “Asset Transfer Agreement”).

F.          As a condition of, and in consideration for, the closing of the transactions contemplated by the Investment Agreement, Licensor desires to license to Licensee, and Licensee desires to accept certain intellectual property rights and technology assets, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings indicated:

1.1          “Affiliate” shall mean any entity which controls, is controlled by or is under common control with another entity. An entity shall be regarded as in control of another entity if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2          “Confidential Information” shall mean, with respect to each party, all proprietary information (including, without limitation, Trade Secrets (defined below), the status of patent applications, other unpublished and non-public information, and information with respect to which a party is bound by an obligation of confidence owed to a third party) belonging to, held by or pertaining to that party, whether in oral, written, or electronic form that is not generally known by or available to the party’s competitors, but is generally known only to that party and those of that party’s employees, independent contractors, representatives, or agents to whom such information must be confided in for internal business purposes, or, to the extent applicable, those third parties from whom such information was received, and that may be provided or disclosed (whether before or during the term of this Agreement) by one of the parties (the disclosing party) to the other party (the receiving party), which is marked as “Proprietary” or “Confidential”, is disclosed orally and confirmed in writing as confidential within thirty (30) days following such disclosure, or for which its confidential or proprietary nature is reasonably apparent under the circumstances; provided, however, that the term “Confidential Information” shall exclude information that is: (i) already known to the receiving party prior to the time of disclosure hereunder by the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable evidence thereof), or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (iii) is disclosed to the receiving party by a third party not under an obligation of nondisclosure or confidentiality with respect thereto, or (iv) independently developed by the receiving party completely without reference to any Confidential Information of the disclosing party and by persons who have not received such Confidential Information, as evidenced by the receiving party’s written records.

1.3          “Documentation” shall mean written or electronic materials, drawings, diagrams, specifications, requirements documents, designs, blueprints, plans, diagrams, schematics, reports, data (including engineering data), databases, manufacturing planning documentation, user manuals, instruction manuals, technical manuals, guides, analyses and other documentation.

1.4          “Field” shall mean (a) products, devices and systems primarily used for scanning or performing non-intrusive inspections of clothing, cargo, goods, finished products, raw materials, luggage, bags, briefcases, handbags, knapsacks, computer cases, trunks, shipping containers, trailers, vehicles, boxes, packages and other containers, articles, objects and items, in each case, for purposes of detecting the presence of, and/or identifying, concealed or non-apparent items or substances contained therein or a part thereof; (b) services using such products, devices and systems to perform such scanning, inspection, detection and/or identification; (c) services with respect to the maintenance, support, repair and replacement of such products, devices and systems; and (d) products, devices, systems and services currently offered or provided by IBS as of the date (of this Agreement. “Field” shall not include devices, systems or services not related to security, law enforcement, defense of buildings or infrastructure, or compliance with laws, rules and regulations applicable to cargo and transportation, including, without limitation, devices, systems or services used in connection with the irradiation of products or articles such as, but not limited to, medical devices or instruments, fruit, vegetables, and other food items to kill or render harmless bacteria, viruses, microorganisms, spores, insects, and bugs.

1.5          “Improvements” shall mean any new information, know-how, Trade Secrets, techniques, methods, processes, materials, works, modifications, inventions, including those that may be protected by copyright, patent and/or trade secret laws, that was first derived, conceived, reduced to practice, or developed after the Effective Date and during the Term of this Agreement.

1.6          “Intellectual Property” shall mean any and all of the following: (i) United States, international and foreign patents and applications therefor and reissues, divisions, renewals, extensions, provisional, continuations, and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, and Improvements; (iii) Trade Secrets, proprietary information, and know how; (iv) works of authorship and copyrights, copyright registrations and applications therefor; (v) industrial designs and any registrations and applications therefor; (vi) domain names, uniform resource locators and other names and locators associated with the Internet; (vii) trade names, logos, common law trademarks, and service marks, trademark and service mark registrations and applications therefor; (viii) databases and data collections and all rights therein; (ix) moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

1.7          “Intellectual Property Rights” shall mean any and all rights in or to Intellectual Property.

1.8          “Licensed IP” shall mean the (i) Licensed Patents, (ii) Related Materials, and (iii) all other Intellectual Property of Licensor related to the design, development, manufacture, use, sale, offer for sale, leasing, importation, promotion, marketing, distribution, commercialization, maintenance and support of Licensed Products, and the offer, delivery, provision, promotion, marketing, distribution or commercialization of the Licensed Services, in each case within the Field in accordance with this Agreement, including those items of Intellectual Property more particularly described in Exhibit D.

1.9          “Licensed Patents” shall mean: (i) the patent and patent applications listed in Exhibit C hereto (the “Existing Patents”); and (ii) all divisions, continuations, continuations-in-part, patents of addition, and substitutions of the Existing Patents, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the Existing Patents.

1.10        “Licensed Product” shall mean: (i) each of the products, devices or systems (including all components and elements thereof) listed on Exhibit A hereto; (ii) any product, device or system (including all components and elements thereof) within the Field, the manufacture, sale, offer for sale, use or importation of which would, but for the license granted herein, infringe a Valid Claim in the country in which such product, device or system is manufactured, sold, offered for sale, used, or imported; and (iii) any other product, device or system (including all components and elements thereof) within the Field.

1.11        “Licensed Service” shall mean: (i) each of the services listed on Exhibit B hereto; (ii) any service within the Field, the provision, use or receipt of which would, but for the license granted herein, infringe a Valid Claim in the country in which such service is delivered; and (iii) any other service within the Field.

1.12        “Licensee Improvements” shall have the meaning provided in Section 2.4.

1.13        “LLC Agreement” shall mean the Limited Liability Company Agreement, dated as of the date hereof, of the Licensee, as such agreement may be amended, restated or otherwise modified in accordance with its terms.

1.14        “Related Materials” shall mean all of Licensor’s: (i) Trade Secrets and (ii) other technical information, know-how, processes, procedures, compositions, methods, techniques, data or other subject matter, that are necessary for the design, development, manufacture, use, sale, offer for sale, leasing, importation, promotion, marketing, distribution, commercialization, maintenance and support of Licensed Products, and the offer, delivery, provision, promotion, marketing, distribution or commercialization of the Licensed Services within the Field in accordance with this Agreement, as more particularly described in Exhibit E.

1.15        “Trade Secrets” shall mean know-how, information, ideas, concepts, techniques, processes, methods, inventions, discoveries, developments, innovations, and technical and other proprietary information relating to the design, development, manufacture, use, sale, offer for sale, leasing, importation, promotion, marketing, distribution, commercialization, maintenance and support of Licensed Products within the Field, and the offer, delivery, provision, promotion, marketing, distribution or commercialization of the Licensed Services within the Field, including any such information embodied in the Documentation.

1.16        “Valid Claim” shall mean a claim of an issued and unexpired patent or a claim of a pending patent application of the Licensed Patents which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

ARTICLE 2

LICENSE

2.1          Grant. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a worldwide, exclusive, transferable (in accordance with Section 11.5), irrevocable, perpetual, royalty-free, fully paid-up license under the Licensed IP and solely within the Field, to: (i) make, have made, use, sell, offer for sale, and import Licensed Products, (ii) to use, reproduce, prepare derivative works based upon, distribute, perform, and display the Licensed IP constituting works of authorship, (iii) use, commercialize, exploit, and disclose (subject to the confidentiality obligations hereof) the Licensed IP constituting Trade Secrets, and (iv) to provide or deliver the Licensed Services, and (v) to exercise the foregoing license rights in connection with the design, development, manufacture, use, sale, offer for sale, leasing, importation, promotion, marketing, distribution, commercialization, maintenance and support of Licensed Products, and the offer, delivery, provision, promotion, marketing, distribution or commercialization of the Licensed Services, in each case within the field, and, subject to Section 2.2, to have any of the foregoing performed on its behalf by a third party (collectively, the “License”).

2.2          Scope of License. Licensee may grant and authorize sublicenses within the scope and Field of the License granted in Section 2.1 hereof without the prior written consent of Licensor; provided, however, Licensee shall provide prior notice to Licensor of Licensee’s intent to enter into such sublicenses, which shall include the names of such sublicensees only if permitted to be disclosed pursuant to Licensee’s confidentiality agreements with such sublicensees. Licensee acknowledges and agrees that Licensor owns, as between Licensor and Licensee, the Licensed IP and that Licensor shall retain the right to grant other licenses under the Licensed IP to third parties for the manufacture, use, sale, offer for sale, importation, exportation, and commercialization of products or services in fields other than the Field defined herein. Licensee further acknowledges and agrees that Licensor shall retain the right to grant other licenses to third parties under Licensor’s Intellectual Property that does not include the Licensed IP.

2.3          No Implied Licenses. Nothing herein shall be construed as granting Licensee, by implication, estoppel or otherwise, any license or other right to any Intellectual Property or Intellectual Property Right of Licensor other than the Licensed IP or to grant to Licensee any right or license other than those expressly granted herein.

2.4          Ownership of Developed Inventions or Improvements. Licensee shall own all right, title and interest, including all Intellectual Property Rights, in and to any inventions or Improvements created or developed by or for Licensee (the “Licensee Improvements”). Subject to the License granted herein, Licensor shall own all right, title and interest, including all Intellectual Property Rights, in and to any inventions or Improvements created or developed by or for Licensor.

2.5          Non-Assert Under Other Intellectual Property Rights. To the extent Licensee’s exercise within the Field of the license rights under this Article 2 would constitute infringement of any of Licensor’s other Intellectual Property Rights, Licensor hereby irrevocably agrees not to assert any such Intellectual Property Rights against Licensee or otherwise seek to prevent Licensee’s exercise of such license rights.

2.6          Cross-License.

2.6.1     Grant. Licensee hereby grants to Licensor, and Licensor hereby accepts from Licensee, a worldwide, non-exclusive, non-transferable, non-sublicensable (except as set forth in Section 2.6.3), royalty-free, fully paid-up license, under Licensee’s applicable Intellectual Property Rights and solely outside of the Field: (i) to make, have made, use, sell, offer for sale, and import products embodying or incorporating the Licensee Improvements constituting inventions, (ii) to use, reproduce, prepare derivative works based upon, distribute, perform, and display Licensee Improvements constituting works of authorship, (iii) use, commercialize, exploit, and disclose (subject to the confidentiality obligations hereof) Licensee Improvements constituting trade secrets, and (iv) to provide or deliver services embodying or incorporating the Licensee Improvements, and, subject to Section 2.6.3, to have any of the foregoing performed on its behalf by a sublicensee (the “Cross-License”). Nothing herein shall be construed as granting Licensor, by implication, estoppel or otherwise, any right or license to the Licensee Improvements other than those expressly granted herein. To the extent Licensee Improvements constitute software, Licensee shall have the right to impose ordinary and customary restrictions on Licensor with respect to use and sublicensing thereof.

2.6.2     Covenants; Technology or Knowledge Transfer. With respect to any information of Licensee that constitutes Confidential Information or a trade secret and which is disclosed to Licensor in connection with the Cross-License, Licensor shall maintain the confidentiality of and treat such information in accordance with the provisions of Article 4 of this Agreement. To the extent Licensor requires access to technology or information in order to exercises its license rights under Section 2.6.1, the parties shall negotiate, in good faith, the terms of any technology or knowledge transfer required. Notwithstanding the foregoing, Licensee shall have no obligation beyond a one-time technology or knowledge transfer session, and shall not have any continuing obligations whatsoever.

2.6.3     Right to Sublicense. Licensor may, without the prior written consent of Licensee, grant to ScanTech Holdings, ScanTech Sciences, Inc. or one or more of ScanTech Holdings’ other Affiliates a sublicense outside of the Field and within the scope of the Cross-License granted in Section 2.6.1 hereof; provided, however, Licensor shall provide prior notice to Licensee of Licensor’s intent to enter into such sublicense. Licensor and Licensee shall negotiate on a case by case basis the commercially reasonable terms and conditions of sublicenses of the Licensee Improvements outside of the Field to any other third party. All sublicenses granted pursuant to this Section 2.6.3 shall include terms and conditions that are at least as protective of the Intellectual Property Rights of Licensee as the terms of this Agreement, and shall not permit such sublicensees to further sublicense the Licensee Improvements, except to ScanTech Holdings or Affiliates of ScanTech Holdings. Licensor shall furnish a copy of such sublicenses to Licensee upon Licensee’s request.

2.6.4     Term. Unless terminated earlier pursuant to this Section 2.6.4 or Article 6, the term of this Cross-License shall commence on the Effective Date and continue in full force and effect until: (i) with respect to any patents or patent applications under the Intellectual Property Rights cross-licensed to Licensor pursuant to this Section 2.6, the final, non-appealable revocation, invalidation or expiration of the last patent or the abandonment of the last patent application, whichever is later; (ii) with respect to any copyrights or copyright applications under the Intellectual Property Rights cross-licensed to Licensor pursuant to this Section 2.6, the final, non-appealable revocation or expiration of the last copyright or the abandonment of the last copyright application, whichever is later; and (iii) with respect to trade secrets cross-licensed to Licensor pursuant to this Section 2.6, until they no longer constitute the trade secrets of Licensee through no fault of or breach by Licensor. Any provision herein notwithstanding, Licensee may terminate the Cross-License, in its entirety or as to any particular Intellectual Property Rights, at any time following Licensor’s breach of Section 2.6.1, Section 2.6.2 or Section 2.6.3.

2.6.5     Disclaimers. The Licensee Improvements are licensed to Licensor “as is”, without any representations, warranties or indemnities of any kind, express or implied. In no event shall Licensee have any liability to Licensor or any third party with respect to the Cross-License, or Licensor’s exercise of the rights granted under the Cross-License. Additionally, Licensor assumes all risk of, and all responsibility for, Licensor’s exercise of the rights granted under the Cross-License, including sole responsibility for any Intellectual Property infringement Claims or any product liability Claims arising therefrom.

ARTICLE 3

DATA ACCESS

Promptly after the Effective Date, Licensor shall provide to Licensee all Documentation, Trade Secrets, and other information in its possession or control relating to the Licensed Products or Licensed Services within the Field. Thereafter, upon reasonable request by Licensee from time to time, Licensor shall provide copies of all such additional materials as have been generated since the prior disclosure that relate to the Licensed Products or Licensed Services within the Field. Subject to the provisions of Article 4 below, Licensee will have the right to use all such Documentation and other information, and to provide the same to third parties in accordance with the provisions of this Agreement in connection with Licensee’s exploitation of the Licensed IP solely within the Field, including in connection with obtaining regulatory approval to market and/or commercialize Licensed Products and Licensed Services solely within the Field.

ARTICLE 4

CONFIDENTIALITY

4.1          Disclosure of Information. Through the parties’ performance under this Agreement, each party may become exposed to, be furnished with, and receive information of the other party comprising the other party’s Confidential Information and/or Trade Secrets regardless of whether such Confidential Information and Trade Secrets are prepared or disclosed by a party or its agents, advisors, representatives, or otherwise. The parties acknowledge that the other party’s Confidential Information and Trade Secrets represent a substantial investment by the other party. The parties also acknowledge that any disclosure or use of any of the other party’s Confidential Information or Trade Secrets except as otherwise authorized, would be wrongful and could cause immediate and irreparable injury to the other party.

4.2          Treatment of Confidential Information. In recognition of the parties’ need to protect their Confidential Information, Trade Secrets, and legitimate business interests, the parties agree as follows:

(a)          That during this Agreement and for a period of ten (10) years after the expiration or earlier termination of this Agreement, and with regard to the disclosing party’s Confidential Information which constitutes a Trade Secret, for a period as long as such Confidential Information remains a Trade Secret, the receiving party of such Confidential Information shall take reasonably diligent steps to preserve in confidence such Confidential Information, and to prevent the disclosure thereof to third parties (except as expressly permitted herein) and the unauthorized use thereof, which in any event shall be no less than the level of care or effort the receiving party uses to protect its own Confidential Information and no less than reasonable care. In furtherance thereof, the receiving party shall abide by and treat such Confidential Information in accordance with the terms and conditions of this Agreement.

(b)          The receiving party of a disclosing party’s Confidential Information shall use the disclosing party’s Confidential Information only in connection with (i) the exercise of the receiving party’s rights under this Agreement, and (ii) the performance of the receiving party’s obligations under this Agreement (collectively, the “Allowed Uses”), and for no other use or purpose.

(c)          The receiving party of a disclosing party’s Confidential Information may share the disclosing party’s Confidential Information only with its directors, officers, members, representatives, advisors, agents, employees, independent contractors, sublicensees, vendors, distributors, contract manufacturers, original equipment manufacturers, subsidiaries, and Affiliates who have a need to know such Confidential Information in order to carry out their respective functions in connection with such Allowed Uses; provided that the receiving party shall inform such person or entities of the confidential nature of such information and the terms hereof with respect to the treatment of Confidential Information and shall direct such persons or entities and such persons and entities shall agree prior to any disclosure of the disclosing party’s Confidential Information thereto or any use of the disclosing party’s Confidential Information thereby: (i) to abide and be bound by obligations of confidentiality with respect to such Confidential Information that are no less stringent than those present herein; (ii) to treat such Confidential Information as set forth herein; and (iii) to not disclose, divulge, disseminate, publish, provide, or distribute any part of such Confidential Information to any third party, except as expressly permitted herein; provided further that no disclosure or provision of a disclosing party’s Confidential Information shall be made without original restrictive legends and such other markings as may be reasonably required by the disclosing party to preserve its confidential nature.

(d)          In the event that any reproduction of a disclosing party’s Confidential Information, or any part thereof, is made by or on behalf of the receiving party thereof, the receiving party shall ensure that any such reproduction includes all of the disclosing party’s restrictive legends, if any, which are present on, in, or associated with such Confidential Information.

(e)          The receiving party of a disclosing party’s Confidential Information shall control access to the disclosing party’s Confidential Information under and in accordance with all applicable laws and regulations, including, without limitation, all laws and regulations pertaining to export, security, and privacy.

(f)          The receiving party of a disclosing party’s Confidential Information shall immediately notify the disclosing party of any intended, or unintended, unauthorized disclosure or use of any of the disclosing party’s Confidential Information of which the receiving party becomes aware. The receiving party shall cooperate fully with and reasonably assist the disclosing party in the procurement, maintenance, and enforcement of any protection of the disclosing party’s rights in or to any of the disclosing party’s Confidential Information.

4.3          Required Disclosures. In the event that a receiving party of a disclosing party’s Confidential Information receives a request to disclose all or any part of the disclosing party’s Confidential Information under the terms of a subpoena, civil investigative demand or similar process, or order issued by a court of competent jurisdiction or by a governmental body, the receiving party agrees to (i) promptly notify the disclosing party of the existence and terms of the request, so that the disclosing party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement related to such Confidential Information, and (ii) if disclosure of such information is legally required in the opinion of counsel to the receiving party, the receiving party and its representatives shall be permitted to make such disclosure without any liability hereunder only after the disclosing party and its representatives have had reasonable opportunity to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed Confidential Information.

4.4          Return of Confidential Information. Upon an early termination of this Agreement or the completion of a party’s post termination obligations under this Agreement, the receiving party shall promptly deliver, or cause to be delivered, to the disclosing party or, where such delivery is not practical, irrevocably destroy or cause to be irrevocably destroyed, all Confidential Information of the disclosing party provided to the receiving party or in the possession or control of the receiving party, its directors, officers, members, representatives, advisors, agents, employees, independent contractors, sublicensees, vendors, distributors, contract manufacturers, original equipment manufacturers, subsidiaries, or Affiliates, in whole or in part, and any notes or other materials prepared by the receiving party, or on behalf of the receiving party, pertaining thereto. The receiving party shall promptly certify its compliance with this provision to the disclosing party in writing.

ARTICLE 5

PATENTS AND INVENTIONS

5.1          Prosecution by Licensor. Licensor has the right, at its option, using Arnall Golden Gregory LLP or such other patent counsel as are reasonably approved by Licensee, to control the filing for, prosecution and maintenance of all Licensed Patents, and of all patents and patent applications for Improvements, if any, that are conceived of or reduced to practice exclusively by Licensor. If such patents and patent applications reasonably relate or have applicability to the Field, Licensor shall (i) keep Licensee reasonably informed as to the filing, prosecution and maintenance of such patents and patent applications, (ii) furnish to Licensee copies of documents relevant to any such filing, prosecution and maintenance, and (iii) allow Licensee reasonable opportunity to comment on documents filed with any patent office which would affect Licensee’s rights under this Agreement, and Licensor shall reasonably consider such comments. For purposes of this Article 5, “prosecution and maintenance” of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences, the initiation, conduct and/or defense of oppositions relating to the subject matter of the patents or patent applications, and other similar proceedings, as well as the maintenance of patents that have issued and/or requests for re-examinations, reissues or extensions of patent terms, but shall exclude actions against third parties to enforce patent rights.

5.2          Prosecution by Licensee. If Licensor elects not to file, prosecute or maintain any patent application or patent of the Licensed Patents or for Improvements, if any, that are conceived of or reduced to practice exclusively by Licensor or pay any fee related thereto in any country, Licensor shall promptly notify Licensee of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent. In such event, if Licensee elects to take over the filing, prosecution and/or maintenance of one or more such patents or patent applications, Licensee shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such patent applications or patents at its own expense. If Licensee so elects, Licensor hereby grants to Licensee an irrevocable power-of-attorney coupled with an interest to undertake such filing, prosecution and/or maintenance activities with respect to the particular patent application or patent involved and to execute and file all instruments necessary or appropriate in connection therewith. Licensee shall keep Licensor reasonably informed on matters regarding such filing, prosecution and maintenance.

5.3          Licensee Improvements. With respect to any Licensee Improvements, Licensee has the right, at its option, using patent counsel of Licensee’s choice, to control the filing for, prosecution and maintenance of all patents and patent applications for Licensee Improvements, if any. In doing so, Licensee shall prosecute and maintain the Licensee Improvements in accordance with the procedures applicable to Licensor in Section 5.1. If Licensee elects not to file, prosecute or maintain any patent application or patent with respect to the Licensee Improvements, Licensor may take over the filing, prosecution and maintenance thereof in accordance with the procedures applicable to Licensee in Section 5.2.

5.4          Validity. Licensee agrees that it will not contest or cause or assist any third party in contesting the validity of any of the Licensed Patents or other Intellectual Property of Licensor licensed hereunder. In the event that a third party contests the validity of any of the Licensed Patents or other Intellectual Property of Licensor licensed under this Agreement, Licensee shall continue to meet its obligations hereunder with respect to the Licensed Patents or other Intellectual Property of Licensor licensed hereunder, as if such contest were not underway.

ARTICLE 6

TERM AND TERMINATION

6.1          Term. Unless terminated earlier pursuant to this Article 6, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the final, non-appealable revocation, invalidation or expiration of the last patent or the abandonment of the last application of the Licensed Patents, whichever is later; provided, however, that with respect to Licensed IP not comprising Licensed Patents, the License as it pertains to such Licensed IP shall survive the expiration (but not an earlier termination, except as provided in Section 6.3 below) of this Agreement.

6.2          Termination by Licensee. Any provision herein notwithstanding, Licensee may terminate this Agreement, in its entirety or as to any particular patent or patent application within the Licensed Patents, or as to any particular Licensor IP, or as to any particular Licensed Product or Licensed Service, at any time by giving Licensor at least sixty (60) days prior written notice. From and after the effective date of a termination under this Section 6.2: (i) with respect to a particular patent or application, such patent(s) and patent application(s) in the particular country shall cease to be included within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of Licensee with respect to such patent(s) and patent application(s) shall terminate; (ii) with respect to Licensed IP other than Licensed Patents, the license granted under Section 2.1 above shall terminate with respect to such Licensed IP, and all rights and obligations of Licensee with respect to such Licensed IP shall terminate; (iii) with respect to a particular Licensed Product or Licensed Service, the License granted under Section 2.1 above shall terminate with respect to such Licensed Product or Licensed Service, and the same shall cease to be a Licensed Product or Licensed Service for all purposes of this Agreement; and (iv) except as set forth in Section 6.3(b) below, Licensee shall immediately cease manufacturing, having manufactured, using, selling, offering for sale, importing, and commercializing all Licensed Products and Licensed Services. Upon a termination of this Agreement in its entirety under this Section 6.2, all rights and obligations of the parties under this Agreement shall terminate, except as provided in Section 6.3 below.

6.3          Survival Generally.

(a)           Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

(b)           In the event this Agreement is terminated by Licensee for any reason, Licensee shall provide Licensor with a written inventory of all Licensed Products that Licensee and its sublicensees and Affiliates have in process of manufacture, in use or in stock and Licensee and its sublicensees and Affiliates shall have the right to sell or otherwise dispose of such Licensed Products and to provide any Licensed Services related thereto for a period of two (2) years after such sale or disposition.

(c)           Upon termination of this Agreement for any reason, the irrevocable License granted hereunder any sublicenses granted by Licensee hereunder shall survive, unless specifically terminated by Licensee.

(d)           Articles 1, 4, 6, 7, 8, 9 and 11 and Sections 2.4 and 2.6.5 shall survive the expiration and any termination of this Agreement Except as otherwise provided in this Article 6, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

6.4          Survival of License in Bankruptcy. The parties expressly agree that the Licensed IP is deemed “intellectual property” as such term is defined in Section 101(35A) of the United States Bankruptcy Code, 11 U.S.C. Section 101 et. seq. (the “Bankruptcy Code”). The parties further expressly agree that this Agreement shall be governed by §365(n) of the Bankruptcy Code in the event that the Licensor files for or seeks protection under the Bankruptcy Code or has a case filed against it under the Bankruptcy Code. The parties agree that if the Licensor becomes subject to insolvency, bankruptcy, creditors rights, receivership, liquidation, reorganization or similar proceedings under the laws of any country other than the United States of America, then (i) all rights of Licensee set forth in this Agreement shall be preserved; (ii) the Licensor shall not take any actions that would impair the license or any other rights of Licensee under this Agreement; and (iii) Licensor shall take all actions required to effectuate the foregoing or as otherwise requested by Licensee to ensure that Licensee’s rights hereunder survive on the terms set forth herein.

ARTICLE 7

INFRINGEMENT

7.1          Enforcement.

(a)           Notice. Licensor and Licensee shall each promptly notify the other if it knows or has reason to believe that any rights in Licensed IP are being infringed or misappropriated by a third party within the Field or that such infringement or misappropriation is threatened. The party knowing of or believing the existence of such infringement or misappropriation or the threatening thereof shall also provide the other party with reasonable evidence thereof. Each party shall notify the other party of all actions taken, as permitted hereunder, to cause cessation or elimination of such infringement or misappropriation.

(b)           Enforcement by Licensee. Licensee shall have the sole right (itself or through others), at its sole option, to bring suit to enforce the Licensed IP and/or to defend any action with respect thereto, in each case with respect to violating or infringing activities occurring within the Field, subject to Licensor’s rights set forth under Section 7.1(c) below; provided, however, that Licensee shall reasonably consult with Licensor regarding, and keep Licensor reasonably informed as to, the defense and/or settlement of such action. In the event that Licensee enters into a suit against an alleged infringer or misappropriating party with respect to an alleged infringement or misappropriation of any of the Licensed IP in the Field, (i) Licensee shall have the right to choose its counsel for such suit at its sole discretion, (ii) Licensee shall have the right to keep all proceeds collected in connection with such suit for its sole benefit and enjoyment, (iii) Licensee shall have the right at its sole discretion to join Licensor as a necessary and indispensable party in such suit, (iv) Licensor shall have the right, at its sole discretion and expense, to join such suit as a coplaintiff; and (v) Licensor shall, at Licensee’s expense, provide reasonable cooperation in connection with the initiation and prosecution by Licensee of such suit.

(c)           Enforcement by Licensor. Unless otherwise agreed by the parties, in the event that Licensee fails within one hundred eighty (180) days from the date of notification by Licensor of a commercially significant alleged infringement or misappropriation of Licensed IP within the Field to (i) secure cessation of such infringement or misappropriation, (ii) enter suit against the alleged infringer or misappropriating party, or (iii) enter into an arrangement reasonable with respect to Licensor regarding such infringement or misappropriation, Licensor shall have the option, with Licensee’s prior written consent, of bringing suit in its own name (or jointly with Licensee as necessary for standing), and prosecuting the alleged infringement or misappropriation for its own account to the extent that the same relates to the Field, in which event Licensor shall be solely responsible for all costs of prosecution and of negotiating settlement and shall retain all proceeds from such prosecution; provided, however, that Licensor shall not enter into any settlement of any such suit that imposes any obligation on Licensee or that causes Licensee to breach any license, duty, or obligation to a third party with respect to the Licensed IP; provided further, however, that in the event Licensor brings such suit, Licensee shall have the right, at its sole discretion, to join such suit as a coplaintiff if Licensee is not otherwise required by law to be joined in such suit, and to use counsel of its choice. Licensee shall, at Licensor’s expense, provide reasonable cooperation in connection with the initiation and prosecution by Licensor of such suit. Licensor shall have the right to join Licensee as a party plaintiff to any such proceeding if Licensor reasonably believes it is necessary to successfully prosecute such infringement or misappropriation.

7.2          No Implied Obligations. Except as expressly provided in this Article 7, neither party has any obligation to bring or prosecute actions or suits against any third party for intellectual property infringement or misappropriation.

7.3          Licensee Improvements. With respect to any Licensee Improvements, Licensee shall have the sole right (itself or through others), at its sole option, to bring suit to enforce the Licensee Improvements and/or to defend any action with respect thereto, in each case with respect to violating or infringing activities. In doing so, Licensee shall comply with the procedures set forth in, and shall have the rights and obligations set forth in, Section 7.1(b). If Licensee elects not to enforce or defend any action, Licensor may exercise a secondary right with respect to enforcing or defending the Licensee Improvements solely outside the Field. In doing so, Licensor shall comply with the procedures set forth in, and shall have the rights and obligations set forth in, Section 7.1(c) but only with respect to infringement actions solely outside the Field.

ARTICLE 8

INDEMNIFICATION

8.1          By Licensee. Licensee shall indemnify, reimburse, and hold Licensor (and its officers, managers, partners, directors and employees) harmless and, at Licensor’s election, defend Licensor for, from and against any and all claims, suits, actions and proceedings brought by a third party, and all costs, expenses (including court costs and reasonable attorneys fees), losses, damages, fines, charges, actions, or other liabilities of any description associated therewith (any of the foregoing, a “Claim”) arising out of or relating to: (i) any allegation that a Licensed Product does not operate in compliance with applicable specifications or that a Licensed Service is not delivered in compliance with applicable performance standards, (ii) any allegation that the manufacture, use, sale, offer for sale, or importation of the Licensed Products or the provision of the Licensed Services infringe the Intellectual Property Rights of a third party (except that Licensee shall have no indemnity obligation with respect to infringement Claims arising out of the Licensed IP (other than Licensee Improvements)), (iii) any violation of law, rule, or ordinance imposed by a governmental entity and applicable to Licensee in connection with a Licensed Product or Licensed Service, and (iv) any breach by Licensee of its representations, warranties, covenants or obligations under this Agreement, Licensor shall have the right to participate in the defense of any indemnified claim with counsel of its choosing and at Licensor’s expense (provided that if such counsel is necessary because Licensee does not assume control, Licensee shall bear such expense).

8.2            By Licensor. Licensor shall indemnify, reimburse, and hold Licensee, Investor and Investor’s Affiliates (and their respective officers, directors and employees) harmless and, at Licensee’s election, defend Licensee, Investor and Investor’s Affiliates for, from and against any and all Claims arising out of or relating to: (i) any violation of law, rule, or ordinance imposed by a governmental entity and applicable to Licensor in connection with a Licensed Product or Licensed Service, and (ii) any breach by Licensor of its representations, warranties, covenants or obligations under this Agreement. Licensee shall have the right to participate in the defense of any indemnified claim with counsel of its choosing and at Licensee’s expense (provided that if such counsel is necessary because Licensor does not assume control, Licensor will bear such expense).

8.3            Notification and Assistance. In order to qualify for indemnification under Sections 8.1 and 8.2, the party seeking indemnification must: (i) promptly notify the indemnifying party in writing of the Claims subject to indemnification; and (ii) promptly provide the indemnifying party, at the indemnifying party’s expense, with a copy of each communication, notice, or other action relating to such Claims. The indemnifying party shall be entitled to settle or assume the defense of each such Claim, including the employment of counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to settle or defend such a Claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the indemnifying party’s intent to do so. If the indemnifying party elects not to settle or defend such Claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the Claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement of defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party, (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party, (d) the controlling party shall not, without the prior written consent of the non-controlling party, agree to enter into any judgment or settle any claim which would impose any obligations on the non-controlling party, or cause the non-controlling party to breach any license, duty, or obligation to a third party with respect to the Licensed IP, (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such Claim and the related expenses as incurred by the indemnified party pursuant to this Article, and (f) the indemnified party shall provide reasonable information and assistance requested by the indemnifying party. So long as the indemnifying party is reasonably contesting any such third party Claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such Claim. The indemnifying party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such Claim, and timely notices of any hearing or other court proceeding relating to such Claim.

ARTICLE 9
USE OF NAMES

Except as required by law or in the normal course of business identification or as otherwise permitted pursuant to the Investment Agreement, neither Licensee nor Licensor shall issue any press release or other written statements in connection with this Agreement intended for use in the public media in a manner suggesting any endorsement by the other of Licensee or Licensor, or their products or services, without the approval of such other party, which approval shall not be unreasonably withheld.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1         Representations, Warranties and Covenants of Licensor. Licensor represents, warrants and covenants that (i) Licensor is and shall be the owner of the entire right, title, and interest in and to Licensed IP; (ii) Licensor has the sole right and authority to enter into this Agreement and grant the rights and licenses hereunder; (iii) the execution, delivery and performance of this Agreement by Licensor have been duly authorized by all necessary corporate action of Licensor; (iv) this Agreement constitutes a legal, valid and binding agreement of Licensor, enforceable against Licensor in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar creditor’s rights laws in effect from time to time; (v) Licensor has not previously granted and will not grant any rights in the Licensed IP that are inconsistent with the rights and license granted to Licensee herein; (vi) Licensor is not subject to any claims of third parties alleging infringement or violation of such third parties’ Intellectual Property Rights or that otherwise challenge or call into question the rights of Licensor to grant to Licensee the rights and license hereunder; (vii) to the best of its knowledge, except for the Licensed Patents, as of the Effective Date, Licensor does not own or control any patent or patent application (including any invention disclosure or draft patent application for which a patent application is intended to be filed) the claims of which would dominate any practice of the Licensed IP in the Field; (vi) Licensor shall take all necessary actions to ensure that Licensee at all times owns, is exclusively licensed or otherwise possesses all Licensor Intellectual Property Rights necessary to design, develop, manufacture, use, sell, offer for sale, lease, import, promote, market, distribution, commercialize, maintain and support Licensed Products within the Field, and to offer, deliver, provide, promote, market, distribute or commercialize the Licensed Services within the Field, and to otherwise conduct the IBS Business (as defined in the Investment Agreement) as presently conducted or as proposed to be conducted (as reflected in any projections provided by ScanTech Holdings to the Investor); and (vii) with respect to any information of Licensee that constitutes Confidential Information or a Trade Secret, Licensor will maintain the confidentiality of and treat such information in accordance with the provisions of Article 4 of this Agreement.

10.2         Inaccuracies in Representations and Warranties. If at any point in time, Licensor becomes aware of (i) any material inaccuracy in the foregoing representations and warranties, (ii) any material inaccuracy in the representations and warranties made by ScanTech Holdings in the Asset Transfer Agreement, (iii) any material breach of any covenant or other obligation required to be performed by Licensor pursuant to this Agreement, or (iv) any material breach of any covenant or other obligation required to be performed by ScanTech Holdings pursuant to the Asset Transfer Agreement, Licensor shall promptly notify Licensee of such material inaccuracy or material breach, with a detailed written explanation regarding the circumstances thereof.

10.3         Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants that (i) Licensee has the sole right and authority to enter into this Agreement; (ii) the execution, delivery and performance of this Agreement by Licensee have been duly authorized by all necessary corporate action of Licensee; (iii) this Agreement constitutes a legal, valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar creditor’s rights laws in effect from time to time; and (iv) with respect to any information of Licensor that constitutes Confidential Information or a Trade Secret, Licensee will maintain the confidentiality of and treat such information in accordance with the provisions of Article 4 of this Agreement.

10.4         Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT MATTER HEREOF.

ARTICLE 11

GENERAL

11.1         Intellectual Property Markings. Licensee agrees to mark, or cause the marking of, all distributed Licensed Products, and all items that are distributed that are produced or caused to be produced in connection with this Agreement that include, incorporate, or are based on any Intellectual Property of Licensor licensed or sublicensed hereunder, with markings in accordance with legends provided to Licensee by Licensor from time to time, or in the absence of such provided legends, in accordance with applicable law(s) pertaining to the protection, preservation, and reservation of Intellectual Property Rights and damages for violations of Intellectual Property Rights with respect to issued patents, pending patent applications, registered and unregistered trademarks and service marks, and copyrights and moral rights in the respective countries in which the Licensed Products, Licensed Services, or Intellectual Property of Licensor are used, disclosed, published, distributed, offered for sale or sold. In the event that it is not practical to mark such Licensed Products or other items, then such markings shall be made to the containers or packaging in which such Licensed Products or other items are offered for sale, sold, or otherwise provided. Licensee shall require all of its sublicensees and Affiliates to so mark all Licensed Products and such other items used, produced, or provided in connection with or as a result of this Agreement.

11.2         No Implied Obligations. Nothing in this Agreement shall be deemed to require Licensee to exploit the Licensed IP nor prevent Licensee from commercializing products or services similar to or competitive with a Licensed Product or Licensed Service.

11.3         Independent Contractors. The relationship of Licensor and Licensee established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Licensor and Licensee. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

11.4         Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective and other investors and such party’s accountants, attorneys and other professional advisors.

11.5         Assignment. Neither party shall assign any of its rights and obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party. Additionally, Licensor shall not sell, assign, transfer or dispose of any of the Licensed IP unless the assignee agrees to be bound by the terms and conditions of this Agreement.

11.6         Force Majeure. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, terrorism, storms, fires, or any other cause whatsoever beyond the reasonable control of the party (a “Force Majeure Event”), the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such Force Majeure Event; provided that the party claiming a Force Majeure Event uses reasonable efforts to avoid, mitigate or remedy the effect of such Force Majeure Event.

11.7         Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other party in writing:

If to Licensor:	ScanTech/IBS IP Holding Company, LLC 75 5th Street, Suite 430 Atlanta, Georgia 30308 Attn: Dolan Falconer Facsimile: (404) 526-6221
with a copy to:	Epstein Becker & Green, P.C. Resurgens Plaza 945 East Paces Ferry Road, Suite 2700 Atlanta, Georgia 30326 Attn: Michael V. Coleman Facsimile: (404) 923-9942
If to Licensee:	ScanTech Identification Beam Systems, LLC 75 5th Street, Suite 430 Atlanta, Georgia 30308 Attn: Dolan Falconer Facsimile: (404) 526-6221

with copies to:

Arnold & Porter LLP
399 Park Avenue

New York, NY 10022-4690

Attn: David S. Berg

SIBS Investor, LLC
767 Fifth Avenue, 17th Floor
New York, NY 10153
Attn: Joshua A. Ratner
Facsimile: (212) 300-1301

Epstein Becker & Green, P.C.

Resurgens Plaza
945 East Paces Ferry Road, Suite 2700
Atlanta, Georgia 30326

Attn: Michael V. Coleman

Facsimile: (404) 923-9942

11.8         Compliance with Law. Licensee shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

11.9         Governing Law. This Agreement and all matters related thereto shall be governed by, and construed and interpreted in accordance with, the laws of the Stale of New York without reference to its principles of conflicts of law.

11.10       Arbitration; Punitive Damages. Any controversy or claim by or between the parties related in any way to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules; provided that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Agreement shall be conducted in New York City by a single arbitrator appointed by agreement of the parties within thirty (30) days of receipt by respondent of the demand for arbitration, or in default thereof by the AAA. The arbitrator, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based, and the arbitrator shall be required to follow the law of the state designated by the parties herein. Any judgment or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C.§ 1 et seq. In any arbitration proceedings under this Agreement, each party shall pay all of its, his or her own legal fees, including counsel fees, but AAA filing fees and arbitrator compensation shall be paid pursuant to the AAA Employment Arbitration Rules, unless otherwise provided by law for a prevailing party. The parties agree that, notwithstanding the foregoing, prior to the appointment of the arbitrator, nothing herein shall prevent any party from seeking preliminary or temporary injunctive relief against any other party in the federal or state courts of New York, County of New York. For the avoidance of doubt, any actions for permanent relief or monetary damages shall be settled by arbitration. Each party further agrees that it will not seek punitive damages as to any matter under, relating to or arising out of this Agreement or the transactions contemplated hereby.

11.11       No Waiver. A waiver, express or implied, by either Licensee or Licensor of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

11.12       Limitation of Liability. EXCEPT FOR A BREACH OF ARTICLE 4 OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF A PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER WISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11.13       Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

11.14       Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

11.15       Entire Agreement. This Agreement together with the Investment Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

11.16       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

11.17       Further Assurances. Each party agrees to cooperate fully with the other party, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

11.18       Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive the effects of such laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

LICENSOR:		LICENSEE:

SCANTECH/IBS IP HOLDING COMPANY, LLC		SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

By:	/s/ Dolan Falconer	By:	Identification Beam Systems, LLC, its sole Member and Manager
Dolan Falconer			By:	ScanTech Holdings, LLC, its sole Manager
President
				By:	/s/ Dolan Falconer
Dolan Falconer
President and CEO

[Signature Page to SIBS License Agreement]

EXHIBIT A

LICENSED PRODUCTS

1)	SENTINEL™

2)	ALL SECURE

3)	INSIGHT

4)	INSPECTOR

EXHIBIT B

LICENSED SERVICES

“Licensed Service” shall mean:

(i)	Any and all services associated with the Licensed Products within the Field including but not limited to:

•	Installation;

•	Training;

•	Entering into and performing under operator agreements;

•	Maintenance and support services;

•	Entering into and performing under service contract;

•	Part & component sales;

•	Part & component refurbishment;

•	Warranty services; and

•	Regulatory compliance inspections.

(ii)	Any service within the Field, the provision, use or receipt of which would, but for the license granted herein, infringe a Valid Claim in the country in which such service is delivered and;

(iii)	Any other service within the Field.

EXHIBIT C

LICENSED PATENTS

Patents

Registered Patent	Issue Date	Title	Licensor	Licensee
7,952,304	2011-05-31	Radiation Systems	IP Holdco	Company
7,262,566	2007-08-28	Standing-Wave Electron Linear Accelerator	IP Holdco	Company
7,208,890	2007-04-24	Multi-Section Particle Accelerator With Controlled Beam Current	IP Holdco	Company
7,208,889	2007-04-24	Particle Accelerator Having Wide Energy Control Range	IP Holdco	Company
7,130,371	2006-10-31	System for Alternately Pulsing Energy of Accelerated Electrons Bombarding a Conversion Target	IP Holdco	Company

Patent Application

Application	Filing Date	Title	Licensor	Licensee
11/725,583	2007-03-19	Particle Accelerator Having Wide Energy Control Range	IP Holdco	Company

EXHIBIT D

LICENSED IP

Patents

Registered Patent	Issue Date	Title	Licensor	Licensee
7,952,304	2011-05-31	Radiation Systems	IP Holdco	Company
7,262,566	2007-08-28	Standing-Wave Electron Linear Accelerator	IP Holdco	Company
7,208,890	2007-04-24	Multi-Section Particle Accelerator With Controlled Beam Current	IP Holdco	Company
7,208,889	2007-04-24	Particle Accelerator Having Wide Energy Control Range	IP Holdco	Company
7,130,371	2006-10-31	System for Alternately Pulsing Energy of Accelerated Electrons Bombarding a Conversion Target	IP Holdco	Company

Patent Application

Application	Filing Date	Title	Licensor	Licensee
11/725,583	2007-03-19	Particle Accelerator Having Wide Energy Control Range	IP Holdco	Company

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EXHIBIT E
RELATED MATERIALS

Trade Secrets:

1.	Non-public information, knowledge, and know-how associated with, or otherwise related to, the Licensed Patents that is related to the configuration of x-ray beam and detector array alignment for the inspection of articles.

2.	Non-public information, knowledge, and know-how associated with, or otherwise related to, the Licensed Patents that is related to the configuration of detector arrays for the inspection of articles.

3.	Non-public information, knowledge, and know-how associated with, or otherwise related to, the Licensed Patents that is related to the configuration of particle accelerators with respect to the x-ray energy level(s) used for the inspection of articles.

4.	Non-public information, knowledge, and know-how associated with, or otherwise related to, the Licensed Patents that is related to the configuration of particle accelerators with respect to the pulse width(s) used for the inspection of articles.

5.	Non-public information, knowledge, and know-how associated with, or otherwise related to, the Licensed Patents that is related to the configuration of particle accelerators with respect to the power setting(s) used for the inspection of articles.

6.	Non-public information, knowledge, and know-how associated with, or otherwise related to, the Licensed Patents that is related to the configuration of an x-ray monoblock source used for the inspection of articles.